Exhibit 3




                                   CEDE & CO.
                        c/o THE DEPOSITORY TRUST COMPANY
                          55 WATER STREET - 50TH FLOOR
                               NEW YORK, NY 10041


                      * By Facsimile and Registered Mail *

                                 August 2, 2001


Ms. Diana L. Rohrback
Secretary
WHG Bancshares Corp.
1505 York Road
Lutherville, Maryland 21093

Dear Ms. Rohrback:

     Cede & Co., the nominee of the Depository Trust Company ("DTC"), is the holder of record of shares (the "Shares") of the common stock, par value $0.10 per share (the "Common Stock"), of WHG Bancshares Corporation, a Maryland corporation (the "Company"). DTC is informed by its participant, Prudential Securities, Inc. (the "Participant"), that on the date hereof, 65,000 shares of Common Stock credited to the Participant's DTC account are beneficially owned by Gary R. Dowell and affiliates, a customer of the Participant (the "Customer").

     At the request of the Participant, on behalf of the Customer and pursuant to Section 2-513 of the Maryland General Corporation Law, Cede & Co., as holder of record of the Shares, hereby demands the right to inspect the following records and documents of the Company ("Demand Materials") and to make copies or extracts therefrom during the Company's usual business hours on or before August 22, 2001:

     1. A complete record or list of shareholders of the Company, certified by its transfer agent(s) or registrar(s), showing the name and address of each shareholder and the number of shares of stock registered in the name of each such shareholder, dated as of August 2, 2001 or such other date reasonably proximate to August 2, 2001 ("Record Date").

     2. All information and listings now or hereafter in the Company's possession or control, or which can reasonably be obtained from nominees of any central

Ms. Diana L. Rohrback
Secretary
August 2, 2001
Page 2


          certificate depository system concerning the number and identity of, and the number of shares held by actual beneficial owners of the Company's stock.

     3. All information now or hereafter in the Company's possession or control, or which can reasonably be obtained from brokers, dealers, banks, clearing agencies, voting trustees concerning the names and addresses of, and the number of shares held by the non-objecting or consenting beneficial owners (commonly referred to as a "NOBO" or "COBO" list, respectively), in the format of a printout as provided by ADP Proxy Services, Inc. as of the Record Date or any date within the last three (3) years for which such information is available.

     4. A complete list of shareholders of the Company who are participants in any Company employee stock ownership plan, employee stock purchase plan, dividend reinvestment plan or any similar plan in which voting stock under the plan is controlled, directly or indirectly, individually or collectively, by such plan's participants dated as of the Record Date, and showing (i) the name and address of each such shareholder, (ii) the number of shares of stock of the Company held by any such plan in the name of each such participant, and (iii) the method by which the shareholder or its agents may communicate with each such participant.

     5. A copy of all shareholder identification, stockwatch or similar reports prepared by or on behalf of the Company within the past three
          (3) years, including any updates as of the Record Date, for use in ascertaining the identities of the Company's underlying beneficial owners.

     6. A true and correct copy of the Company's Articles of Incorporation and Bylaws, including any amendments thereto, in effect on the date of providing same.

     7. True and correct copies of all minutes of all the meetings of the Company's Board of Directors and its subsidiary, Heritage Savings Bank, F.S.B., and all committees thereof held within the past three
          (3) years.

     Cede & Co. hereby designates and authorizes Gary R. Dowell, 1720 Content Lane, Reisterstown, Maryland 21136, (410) 833-9111, to conduct the inspection and copying of the materials and information request herein. Please advise Mr. Dowell when the Demand Materials will be available for inspection and copying at the Company's main office.

     Please promptly acknowledge receipt of this demand letter by signing the Acknowledgement of Receipt section of the enclosed copy of this letter and returning it in the enclosed, postage-prepaid, self-addressed envelope.

     Cede & Co, at the request of the Participant on behalf of the Customer, reserves the right to make other demands of the Company pursuant to the Maryland General Corporation Law, other applicable law, or the Company's Articles of Incorporation or Bylaws.

Ms. Diana L. Rohrback
Secretary
August 2, 2001
Page 3

     While Cede & Co. is furnishing this demand as the stockholder of record of the Shares, it does so at the request of the Participant and only as a nominal party for the Customer, the true party in interest. Cede & Co. has no interest in this matter other than to take those steps which are necessary to ensure that the Customer is not denied its rights as the beneficial owner of the Shares, and Cede & Co. assumes no further responsibility in this matter.

                                           Very truly yours,

                                           CEDE & CO.

                                           By:  /s/ John Scheuermann
                                                --------------------
                                           Title: John L. Scheuermann, partner
                                                  -----------------------------



                                      OATH

County of                                            )
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                                                     ) ss:
State of                                             )
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John  Scheuermann,  having been first duly sworn accordingly to law, deposes and
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says on this 2nd day of August, 2001 that (s)he is a partner of Cede & Co., that
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(s)he is authorized on behalf of Cede & Co. to execute the foregoing  demand for stockholder list and corporate records and to make the demand designations, authorizations and representations contained therein and that the facts and statements contained in the foregoing demand for a stocklist and corporate records are true and correct.

                                           James McGreevey
                                           Notary Public State of New York
                                           No. 4678365
                                           Qualified in Suffolk County
                                           Commission Expires May 31, 2002
                                           /s/ James McGreevey
                                           -------------------


                                            * * * *

                           ACKNOWLEDGEMENT OF RECEIPT

Signed by /s/ Diana L. Rohrback, WHG Bancshares Corporation on 8/9, 2001
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Print Name DIANA L. ROHRBACK
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